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                                                                    EXHIBIT 99.1


[PEABODY ENERGY LOGO]                                       PEABODY ENERGY
                                                            NEWS RELEASE

                                                            CONTACT:
                                                            Vic Svec
                                                            (314) 342-7768



FOR IMMEDIATE RELEASE
July 22, 2002

RULING INCREASES PRICE ON 8 MILLION TONS PER YEAR
OF PEABODY ENERGY (NYSE: BTU) COAL SALES SUPPLIES

ST. LOUIS, July 22 - Peabody Energy received notification of a favorable arbitration ruling on July 20, 2002, that establishes higher per-ton pricing on 8 million tons per year of its coal sales to the Navajo Generating Station in Page, Ariz.
         The ruling increases pricing on 42 million tons of coal supplies delivered from 1997 through 2001 and increases pricing for ongoing coal supplies from 2002 and thereafter under a long-term sales agreement. The benefit related to prior shipments is estimated to be approximately $20 million, which will increase the company's 2002 earnings guidance by approximately $0.30 per share. The company is evaluating the ruling to determine the full expected impact.
         Peabody and the participants in the Navajo Generating Station began arbitration proceedings in September 2000 to resolve a dispute over certain pricing provisions related to coal supplies beginning in January 1997. Following hearings in May, a three-member arbitration panel issued its final ruling, and the American Arbitration Association subsequently reviewed the proceedings and issued the final report.
         Peabody Energy (NYSE: BTU) is the world's largest private-sector coal company, with 2001 sales of 194 million tons of coal and $2.7 billion in revenues. Its coal fuels more than 9 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity generation.

Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to: continued growth in coal and power markets; future economic conditions; severity of weather; railroad performance; the ability to renew coal sales contracts upon expiration or renegotiation; risks of coal mining including geological conditions; the ability to successfully implement operating strategies; regulatory and court decisions; future legislation; credit and market risk associated with the company's customers; and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. These factors are difficult to accurately predict and may be beyond the control of the company.